Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Paul Taaffe
(704) 227-3623
ptaaffe@fairpoint.com

Media Contact:
Angelynne Amores Beaudry
(207) 535-4129
aamores@fairpoint.com

FAIRPOINT COMMUNICATIONS REPORTS
2014 FIRST QUARTER RESULTS

•	Unlevered Free Cash Flow[1] of $28.1 million

•	Adjusted EBITDA[1] of $64.2 million

•	Capital expenditures of $28.1 million

•	Net loss of $32.2 million

Charlotte, N.C. (May 5, 2014) - FairPoint Communications, Inc. (Nasdaq: FRP) (“FairPoint” or the “Company”), a leading communications provider, today announced its financial results for the first quarter ended March 31, 2014. As previously announced, the Company will host a conference call and simultaneous webcast to discuss its results at 8:30 a.m. (EDT) on Tuesday, May 6, 2014.

“I am pleased with the continuing trends in the business—our Adjusted EBITDA and Unlevered Free Cash Flow continue to be on track although quarterly revenue was somewhat lower than expected,” said Paul H. Sunu, Chief Executive Officer. “We saw a renewal of the trend of broadband subscriber growth and continued strength in our Ethernet products in the quarter, which provide momentum for the balance of the year.”

Operating Highlights

FairPoint's revenue transformation strategy continued with positive momentum in its growth-oriented services. The Company experienced revenue growth in business, advanced data services such as Ethernet, high-capacity data transport and other IP-based services along with broadband services.

In the first quarter of 2014, data and Internet services revenue grew 10.9% versus a year ago as products like FairPoint's retail Ethernet service offerings continued to attract new customers and broadband subscribers increased. Data and Internet services revenue increased sequentially in the first quarter, which is an increase for the fifth consecutive quarter.

Ethernet services contributed approximately $19.9 million of revenue in the first quarter of 2014 as compared to $14.9 million a year ago, as retail and wholesale Ethernet circuits grew 56.6% year-over-year. Growth in the Company's Ethernet products is expected to continue based on demand from customers like regional banks, healthcare networks and wireless carriers.

FairPoint has continued to invest in its broadband network to increase capacity, broaden its reach and offer more competitive services. Broadband subscribers grew by over 1,700 subscribers quarter-over-quarter, or 0.5% as penetration reached 38.4% of the Company's voice access lines at March 31, 2014. We continue to see strong interest in our broadband products and a lessening impact on our subscriber count from our continuing effort to improve the credit profile of customers.

_________________

1 Unlevered Free Cash Flow and Adjusted EBITDA are non-GAAP financial measures. Additional information regarding the calculation of Unlevered Free Cash Flow and Adjusted EBITDA and a reconciliation to net income (loss) are contained in the attachments to this press release.

Voice access lines declined 6.8% year-over-year as compared to 7.8% a year ago. The slower decline was driven by a reduction in the rate of loss in residential voice, business voice and wholesale access lines.

As of March 31, 2014, FairPoint had 3,166 employees, a decrease of 4.7% versus a year ago, largely due to the completion of a previously announced workforce reduction.

Two of the Company's collective bargaining agreements that cover the majority of its represented employees in Northern New England expire in August 2014. On April 25, 2014, the Company participated in the first of the scheduled bargaining sessions and began good faith negotiations for successor collective bargaining agreements.

Financial Highlights

First Quarter 2014 as compared to Fourth Quarter 2013

Revenue decreased $2.8 million during the first quarter of 2014 to $230.6 million.

•	Voice services declined $3.0 million resulting from fewer lines in service, promotional discounts on certain residential products that have now been discontinued and seasonality;

•
Access revenue declined $3.8 million primarily due to fourth quarter 2013 revenue assurance activities that did not recur to the same extent in the first quarter of 2014 partially offset by lower service quality penalties;

•	Data and Internet services increased $0.7 million reflecting continued strength in retail Ethernet; and

•	Other services increased $3.3 million primarily driven by non-recurring revenue from certain special purpose construction projects.

Adjusting for items that are added back in the computation of Adjusted EBITDA, operating expenses were $166.4 million in the first quarter of 2014 compared to $166.2 million in the fourth quarter of 2013.

Adjusted EBITDA was $64.2 million in the first quarter of 2014 compared to $67.2 million in the fourth quarter of 2013. The decrease is primarily due to decreased revenue.

Capital expenditures were $28.1 million in the first quarter of 2014 compared to $37.2 million in the fourth quarter of 2013.

Unlevered Free Cash Flow, which measures Adjusted EBITDA minus capital expenditures, pension contributions and cash payments for other post-employment benefits (“OPEB”), was $28.1 million in the first quarter of 2014 compared to $21.1 million in the fourth quarter of 2013. Unlevered Free Cash Flow was higher in the first quarter of 2014 primarily due to lower capital expenditures.

Net loss was $32.2 million in the first quarter of 2014 compared to net income of $6.1 million in the fourth quarter of 2013. The change was due primarily to a $19.4 million decrease in income tax benefit due to a change in the valuation allowance as well as an increase in loss from operations of $15.9 million from lower revenue and higher GAAP expenses, primarily related to expense for compensated absences (paid time-off). The expense for compensated absences for certain employees is accrued in the first quarter of 2014 and released as paid time-off is incurred.

Cash was $31.7 million as of March 31, 2014 compared to $42.7 million as of December 31, 2013. The decrease is primarily due to the scheduled interest payment towards the Company's senior notes and the payment of 2013 annual performance bonuses in the first quarter. Total gross debt outstanding was $933.6 million as of March 31, 2014, after taking into consideration the regularly scheduled principal payment of $1.6 million on the term loan made during the first quarter of 2014, as compared to $935.2 million as of December 31, 2013. The Company's $75.0 million revolving credit facility is undrawn, with $59.1 million available for borrowing after applying $15.9 million of outstanding letters of credit.

First Quarter 2014 as compared to First Quarter 2013

Revenue was $230.6 million in the first quarter of 2014 compared to $235.5 million a year earlier.

•
Voice services declined $8.2 million resulting from the loss of voice access lines versus a year ago combined with lower long distance usage and promotional discounts on certain residential products that have now been discontinued;

•
Access revenue declined $4.7 million due to decreased special access revenue driven by the continued conversion of legacy services to next generation fiber-based services and the exit from one National Exchange Carrier Association ("NECA") pool in the third quarter of 2013 partially offset by an increase in wholesale Ethernet revenue driven by legacy conversion and lower service quality penalties;

•	Data and Internet services increased $4.2 million reflecting strength in retail Ethernet services and broadband subscriber growth; and

•	Other services increased $3.8 million primarily driven by non-recurring revenue from certain special purpose construction projects.

Adjusting for the impact of the sale of the Idaho-based operations on January 31, 2013 and the exit from one NECA pool, revenue declined $2.5 million versus a year earlier.

Adjusting for items that are added back in the computation of Adjusted EBITDA, operating expenses were $166.4 million in the first quarter of 2014 compared to $171.8 million a year earlier. The decrease was primarily the result of lower employee costs and lower bad debt expenses.

Adjusted EBITDA was $64.2 million in the first quarter of 2014 compared to $63.9 million a year earlier. The increase is due to operating cost savings offset by lower revenue.

Capital expenditures were $28.1 million in the first quarter of 2014 compared to $29.9 million a year earlier.

Unlevered Free Cash Flow of $28.1 million in the first quarter of 2014 declined compared to $32.9 million a year earlier. The decrease was due primarily to a $7.5 million pension contribution in the first quarter of 2014 compared to no contributions in the first quarter of 2013.

Net loss was $32.2 million in the first quarter of 2014 compared to a net loss of $47.5 million in the first quarter of 2013. The change was due primarily to lower operating expenses offset by lower income tax benefit, primarily due to a change in the valuation allowance, lower revenue and increased interest expense. The first quarter of 2013 included a loss on debt refinancing and a gain on the sale of the Idaho-based operations on January 31, 2013.

2014 Guidance

FairPoint's fiscal year 2014 guidance remains unchanged.

The Company expects to generate $930 million to $940 million in revenue, yielding $100 million to $110 million of Unlevered Free Cash Flow. Unlevered Free Cash Flow refers to Adjusted EBITDA minus capital expenditures, pension contributions and cash payments for OPEB. In addition, for fiscal 2014, Adjusted EBITDA is expected to be $260 million to $270 million and capital expenditures are expected to be approximately $125 million. Aggregate cash pension contributions and cash OPEB payments are expected to be approximately $35 million.

Quarterly Report

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's quarterly report on Form 10-Q for the three months ended March 31, 2014, which will be filed with the SEC no later than May 12, 2014. The Company's results for the quarter ended March 31, 2014 are subject to the completion of such quarterly report.

Conference Call Information

As previously announced, FairPoint will host a conference call and simultaneous webcast to discuss its first quarter 2014 results at 8:30 a.m. (EDT) on Tuesday, May 6, 2014.

Participants should call (877) 415-3182 (US/Canada) or (857) 244-7325 (international) at 8:20 a.m. (EDT) and enter the passcode 71312959 when prompted. The title of the call is the First Quarter 2014 FairPoint Communications, Inc. Earnings Conference Call.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (888) 286-8010 (US/Canada) or (617) 801-6888 (international) and enter the passcode 48167972 when prompted. The recording will be available from Tuesday, May 6, 2014, at 12:30 p.m. (EDT) through Tuesday, May 13, 2014, at 11:59 p.m. (EDT).

A live broadcast of the earnings conference call will be available online at www.fairpoint.com/investors. An online replay will be available shortly thereafter.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including but not limited to Adjusted EBITDA and Unlevered Free Cash Flow, and the adjustments to the most directly comparable GAAP measures used to determine the non-GAAP measures. Management believes that Adjusted EBITDA provides a useful measure of operational and financial performance and removes variability related to pension and OPEB expenses and that Unlevered Free Cash Flow may be useful to investors in assessing the Company's ability to generate cash and meet its debt service requirements. The Company believes that the non-GAAP measures, which also exclude the effect of special items, may be useful to investors in understanding period-to-period operating performance and in identifying historical and prospective trends that may not otherwise be apparent when relying solely on GAAP financial measures. In addition, the non-GAAP measures are useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management. The maintenance covenants contained in the Company's credit facility are based on Consolidated EBITDA, which is consistent with the calculation of Adjusted EBITDA included in the attachments to this press release.

However, the non-GAAP financial measures, as used herein, are not necessarily comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA and Unlevered Free Cash Flow have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, net income or loss, operating income, cash flow or other combined income or cash flow data prepared in accordance with GAAP. Because of these limitations, Adjusted EBITDA, Unlevered Free Cash Flow and related ratios should not be considered as measures of discretionary cash available to invest in business growth or reduce indebtedness. The Company compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA and Unlevered Free Cash Flow only supplementally. A reconciliation of Adjusted EBITDA and Unlevered Free Cash Flow to net loss or income is contained in the attachments to this press release.

About FairPoint Communications, Inc.

FairPoint Communications, Inc. (Nasdaq: FRP) provides advanced data, voice and video technologies to single and multi-site businesses, public and private institutions, consumers, wireless companies and wholesale re-sellers in 17 states. Leveraging an owned, fiber-core Ethernet network - including more than 16,000 route miles of fiber in northern New England - FairPoint has the network coverage, scalable bandwidth and transport capacity to support enhanced applications, including the next generation of mobile and cloud-based communications, such as small cell wireless backhaul technology, voice over IP, data center colocation services, managed services and disaster recovery. For more information, visit www.FairPoint.com.

Cautionary Note Regarding Forward-looking Statements

Some statements herein or discussed on our earnings conference call are known as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained herein that are not historical facts. When used herein, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements, including the Company's plans, objectives, expectations and intentions and other factors. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date hereof. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in the Company's subsequent reports filed with the SEC.

Certain information contained herein or discussed on our earnings conference call may constitute guidance as to projected financial results and the Company's future performance that represent management's estimates as of the date hereof. This guidance, which consists of forward-looking statements, is prepared by the Company's management and is qualified by, and subject to, certain assumptions. Guidance is not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither the Company's independent registered public accounting firm nor any other independent expert or outside party compiles or examines the guidance and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto. Guidance is based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control and are based upon specific assumptions with respect to future business decisions, some of which will change. Management generally states possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent actual results, which could fall outside of the suggested ranges. The principal reason that the Company releases this data is to provide a basis for management to discuss the Company's business outlook with analysts and investors. The Company does not accept any responsibility for any projections or reports published by any such outside analysts or investors. Guidance is necessarily speculative in nature and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, the Company's guidance is only an estimate of what management believes is realizable as of the date hereof. Actual results will vary from the guidance and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put the guidance in context and not to place undue reliance on it.

###

FAIRPOINT COMMUNICATIONS, INC.
Supplemental Financial Information
(Unaudited)
(in thousands, except operating and financial metrics)

	1Q14	4Q13	3Q13	2Q13	1Q13
Summary Income Statement:
Revenue:
Voice services	$95,495	$98,510	$101,272	$101,660	$103,717
Access	76,940	80,763	80,182	79,235	81,632
Data and Internet services	42,343	41,645	41,550	40,054	38,174
Other services	15,779	12,478	12,985	13,551	11,946
Total revenue	230,557	233,396	235,989	234,500	235,469
Operating expenses:
Operating expenses, excluding depreciation, amortization and reorganization	198,582	185,964	187,166	192,246	205,497
Depreciation and amortization	54,071	53,605	52,877	84,523	91,433
Reorganization (income) expense (post-emergence)	18	19	(229)	(398)	(163)
Total operating expenses	252,671	239,588	239,814	276,371	296,767
Loss from operations	(22,114)	(6,192)	(3,825)	(41,871)	(61,298)
Other income (expense):
Interest expense	(20,008)	(20,272)	(20,304)	(20,097)	(18,002)
Loss on debt refinancing	—	—	—	—	(6,787)
Other income (expense), net	215	3,477	951	10	425
Total other expense	(19,793)	(16,795)	(19,353)	(20,087)	(24,364)
Loss from continuing operations before income taxes	(41,907)	(22,987)	(23,178)	(61,958)	(85,662)
Income tax benefit	9,670	29,090	14,218	18,850	28,133
Net income (loss) from continuing operations	(32,237)	6,103	(8,960)	(43,108)	(57,529)
Gain on sale of discontinued operations	—	—	—	—	10,044
Net income (loss)	$(32,237)	$6,103	$(8,960)	$(43,108)	$(47,485)

Reconciliation of Adjusted EBITDA and Unlevered Free Cash Flow to Net Income (Loss):
Net income (loss)	$(32,237)	$6,103	$(8,960)	$(43,108)	$(47,485)
Income tax benefit	(9,670)	(29,090)	(14,218)	(18,850)	(28,133)
Interest expense	20,008	20,272	20,304	20,097	18,002
Depreciation and amortization	54,071	53,605	52,877	84,523	91,433
Pension expense (1a)	4,799	7,000	6,357	6,980	5,884
OPEB expense (1a)	13,529	12,173	11,973	15,247	15,076
Compensated absences (1b)	11,313	(3,276)	(4,367)	(3,048)	11,122
Severance	384	485	3,537	3,430	698
Restructuring costs (1c)	18	19	70	101	17
Storm expenses (1d)	(410)	2,598	—	—	—
Other non-cash items, net (1e)	1,131	299	426	351	826
Gain on sale of assets	10	36	(956)	207	(10,044)
Early debt payment expenses	—	—	—	—	6,787
All other allowed adjustments, net (1f)	1,229	(3,009)	466	507	(314)
Adjusted EBITDA	$64,175	$67,215	$67,509	$66,437	$63,869
Adjusted EBITDA margin	27.8%	28.8%	28.6%	28.3%	27.1%
Pension contributions	$(6,960)	$(7,925)	$(8,519)	$(3,527)	$—
OPEB payments	(1,062)	(938)	(786)	(726)	(1,020)
Capital expenditures	(28,077)	(37,207)	(33,768)	(27,413)	(29,910)
Unlevered Free Cash Flow	$28,076	$21,145	$24,436	$34,771	$32,939

	1Q14	4Q13	3Q13	2Q13	1Q13
Reconciliation of Adjusted EBITDA to Revenue:
Total revenue	$230,557	$233,396	$235,989	$234,500	$235,469
Operating expenses, excluding depreciation, amortization and reorganization	$198,582	$185,964	$187,166	$192,246	$205,497
Pension expense (1a)	(4,799)	(7,000)	(6,357)	(6,980)	(5,884)
OPEB expense (1a)	(13,529)	(12,173)	(11,973)	(15,247)	(15,076)
Compensated Absences (1b)	(11,313)	3,276	4,367	3,048	(11,122)
Severance	(384)	(485)	(3,537)	(3,430)	(698)
Storm expenses (1d)	410	(2,598)	—	—	—
Other non-cash items, net (1e)	(1,171)	(445)	(394)	(493)	(937)
All other allowed adjustments, net (1f)	(1,414)	(358)	(493)	(581)	—
Adjusted operating expenses, excluding depreciation, amortization and reorganization	$166,382	$166,181	$168,779	$168,563	$171,780
Adjusted operating expenses margin	72.2%	71.2%	71.5%	71.9%	73.0%
Adjusted income from continuing operations, excluding depreciation, amortization and reorganization	$64,175	$67,215	$67,210	$65,937	$63,689
Adjusted income from continuing operations margin	27.8%	28.8%	28.5%	28.1%	27.0%
Reversal of certain bankruptcy claims	—	—	299	500	180
Adjusted EBITDA	$64,175	$67,215	$67,509	$66,437	$63,869
Adjusted EBITDA margin	27.8%	28.8%	28.6%	28.3%	27.1%

Select Operating and Financial Metrics:
Residential access lines (2)	516,106	527,890	542,238	556,584	568,594
Business access lines (2)	288,699	290,536	292,937	294,183	294,353
Wholesale access lines (3)	58,605	59,859	60,315	61,911	63,068
Total switched access lines (2)	863,410	878,285	895,490	912,678	926,015
% change y-o-y	(6.8)%	(7.1)%	(7.3)%	(7.5)%	(7.8)%
% change q-o-q	(1.7)%	(1.9)%	(1.9)%	(1.4)%	(2.0)%

Broadband subscribers (2) (4)	331,538	329,766	330,698	332,620	330,082
% change y-o-y	0.4%	1.5%	3.0%	4.2%	4.1%
% change q-o-q	0.5%	(0.3)%	(0.6)%	0.8%	1.6%
penetration of access lines	38.4%	37.5%	36.9%	36.4%	35.6%

Access line equivalents (2)	1,194,948	1,208,051	1,226,188	1,245,298	1,256,097
% change y-o-y	(4.9)%	(4.9)%	(4.7)%	(4.6)%	(4.9)%
% change q-o-q	(1.1)%	(1.5)%	(1.5)%	(0.9)%	(1.1)%

Retail Ethernet	4,875	4,651	4,241	3,857	3,532
Wholesale Ethernet	5,248	4,866	4,257	3,374	2,933
Ethernet Circuits	10,123	9,517	8,498	7,231	6,465
% change y-o-y	56.6%	60.1%	57.8%	49.2%	44.9%
% change q-o-q	6.4%	12.0%	17.5%	11.8%	8.7%

Employee Headcount	3,166	3,171	3,182	3,255	3,321
% change y-o-y	(4.7)%	(5.9)%	(6.4)%	(4.5)%	(3.9)%
(1) For purposes of calculating Adjusted EBITDA (in accordance with the definition of Consolidated EBITDA in the Company's credit agreement), the Company adjusts net (loss) income for interest, income taxes, depreciation and amortization, in addition to:

a) the add-back of aggregate pension and other post-employment benefits (OPEB) expense,
b) the add-back (or subtraction) of the adjustment to the compensated absences accrual to eliminate the impact of changes in the accrual,
c) the add-back of costs related to the reorganization, including professional fees for advisors and consultants,
d) the add-back of costs and expenses, including those imposed by regulatory authorities, with respect to casualty events, acts of God or force majeure to the extent they are not reimbursed from proceeds of insurance,

e) the add-back of other non-cash items, except to the extent they will require a cash payment in a future period, and
f) the add-back (or subtraction) of other items, including facility and office closures, labor negotiation expenses, non-cash gains/losses, non-operating dividend and interest income and other extraordinary gains/losses.

(2) Access and subscriber lines are presented pro forma for the divestiture of our pay phone operations in our northern New England footprint.
(3) Wholesale access lines include Resale and UNE-P, but exclude UNE-L and special access circuits.
(4) Broadband subscribers include DSL, fiber-to-the-premise, cable modem and fixed wireless broadband, but exclude Ethernet and other high-capacity circuits.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
March 31, 2014 and December 31, 2013
(in thousands, except share data)

	March 31, 2014	December 31, 2013

Assets:
Cash	$31,703	$42,700
Restricted cash	99	543
Accounts receivable (net of $12.3 million and $13.1 million allowance for doubtful accounts, respectively)	78,972	89,248
Prepaid expenses	23,421	26,552
Other current assets	3,472	3,876
Deferred income tax, net	15,833	18,250
Total current assets	153,500	181,169
Property, plant and equipment (net of $938.7 million and $886.2 million accumulated depreciation, respectively)	1,278,793	1,301,292
Intangible assets (net of $35.4 million and $32.7 million accumulated amortization, respectively)	103,131	105,886
Debt issue costs, net	6,821	7,101
Restricted cash	651	651
Other assets	3,503	3,799
Total assets	$1,546,399	$1,599,898

Liabilities and Stockholders’ Deficit:
Current portion of long-term debt	$6,400	$6,400
Current portion of capital lease obligations	1,221	1,445
Accounts payable	30,647	37,876
Claims payable and estimated claims accrual	256	256
Accrued interest payable	3,414	9,977
Accrued payroll and related expenses	34,381	34,897
Other accrued liabilities	51,905	55,994
Total current liabilities	128,224	146,845
Capital lease obligations	326	447
Accrued pension obligations	150,666	153,534
Accrued post-retirement healthcare obligations	597,241	584,734
Deferred income taxes	73,889	85,948
Other long-term liabilities	24,052	25,864
Long-term debt, net of current portion	910,815	911,722
Total long-term liabilities	1,756,989	1,762,249
Total liabilities	1,885,213	1,909,094
Stockholders’ deficit:
Common stock, $0.01 par value, 37,500,000 shares authorized, 26,681,236 and 26,480,837 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	266	264
Additional paid-in capital	514,049	512,008
Retained deficit	(693,926)	(661,689)
Accumulated other comprehensive loss	(159,203)	(159,779)
Total stockholders’ deficit	(338,814)	(309,196)
Total liabilities and stockholders’ deficit	$1,546,399	$1,599,898

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
Three Months Ended March 31, 2014 and 2013
(Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
Revenues	$230,557	$235,469
Operating expenses:
Cost of services and sales, excluding depreciation and amortization	115,566	116,611
Selling, general and administrative expense, excluding depreciation and amortization	83,016	88,886
Depreciation and amortization	54,071	91,433
Reorganization related expense (income)	18	(163)
Total operating expenses	252,671	296,767
Loss from operations	(22,114)	(61,298)
Interest expense	(20,008)	(18,002)
Loss on debt refinancing	—	(6,787)
Other income	215	425
Loss before income taxes	(41,907)	(85,662)
Income tax benefit	9,670	28,133
Loss from continuing operations	(32,237)	(57,529)
Gain on sale of discontinued operations, net of taxes	—	10,044
Net loss	$(32,237)	$(47,485)

(Loss) earnings per share, basic:
Continuing operations	$(1.22)	$(2.20)
Discontinued operations	—	0.38
Loss per share, basic	$(1.22)	$(1.82)

(Loss) earnings per share, diluted:
Continuing operations	$(1.22)	$(2.20)
Discontinued operations	—	0.38
Loss per share, diluted	$(1.22)	$(1.82)

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
Three Months Ended March 31, 2014 and 2013
(in thousands)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(32,237)	$(47,485)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income taxes	(10,032)	(28,158)
Provision for uncollectible revenue	2,175	2,489
Depreciation and amortization	54,071	91,433
Post-retirement healthcare	12,467	14,135
Qualified pension	(2,161)	5,884
Loss on abandoned projects	35	—
Stock-based compensation	2,059	1,845
Gain on sale of business, net	—	(10,044)
Loss on debt refinancing	—	6,787
Other non-cash items	(36)	(907)
Changes in assets and liabilities arising from operations:
Accounts receivable	8,101	(4,152)
Prepaid and other assets	3,536	3,342
Restricted cash	443	1,171
Accounts payable and accrued liabilities	(11,857)	(5,758)
Accrued interest payable	(6,563)	9,294
Other assets and liabilities, net	(1,244)	3,612
Reorganization adjustments:
Non-cash reorganization income	—	(180)
Claims payable and estimated claims accrual	—	80
Restricted cash - Cash Claims Reserve	—	(17)
Total adjustments	50,994	90,856
Net cash provided by operating activities	18,757	43,371
Cash flows from investing activities:
Net capital additions	(28,077)	(29,910)
Proceeds from sale of business	—	30,315
Distributions from investments and proceeds from the sale of property	265	421
Net cash (used in) provided by investing activities	(27,812)	826
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	920,590
Financing costs	—	(13,217)
Repayments of long-term debt	(1,600)	(957,000)
Proceeds from exercise of stock options	3	17
Repayment of capital lease obligations	(345)	(312)
Net cash used in financing activities	(1,942)	(49,922)
Net change	(10,997)	(5,725)
Cash, beginning of period	42,700	23,203
Cash, end of period	$31,703	$17,478